BHIL DISTRIBUTORS, INC. –

DIAMOND HILL FUNDS

UNDERWRITING AGREEMENT

Dated April 30, 2009

Amendment to change the annual renewal date of the underwriting agreement

Effective November 1, 2010

This amendment is made by BHIL Distributors, Inc. and Diamond Hill Funds, to change the annual renewal date and effective period of the Underwriting Agreement (as noted in Section 11) from April 30 of each year to May 31 of each year.

This amendment is made pursuant to the amendment provisions in the Underwriting Agreement (Section 10), and all other provisions of the Underwriting Agreement remain in full force and effect.

BHIL DISTRIBUTORS, INC.

By:	/s/ Scott Englehart
Scott Englehart, President

DIAMOND HILL FUNDS

By:	/s/ James Laird
James Laird, President